As filed with the Securities and Exchange Commission on September 14, 2011

Registration No. 333-137346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0876964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of Principal Executive Offices)	Zip Code

Petrohawk Energy Corporation Second Amended and Restated 2004 Employee Incentive Plan

Petrohawk Energy Corporation Second Amended and Restated 2004 Non-Employee Director Incentive Plan

(Full title of the plan)

David D. Powell

Vice President

1000 Louisiana, Suite 5600

Houston, Texas 77002

(Name and address of agent for service)

(832) 204-2700

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Thomas P. Giblin, Jr.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Petrohawk Energy Corporation, a Delaware corporation (the “Company”), on Form S-8 (Registration No. 333-137346), filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2006 (the “Registration Statement”), which registered the offering of 3,000,000 shares of common stock, par value $0.001 (“Shares”), pursuant to the terms of the Petrohawk Energy Corporation Second Amended and Restated 2004 Employee Incentive Plan and the Petrohawk Energy Corporation Second Amended and Restated 2004 Non-Employee Director Incentive Plan.

On August 25, 2011, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2011 (the “Merger Agreement”), by and among BHP Billiton Limited, a corporation organized under the laws of Victoria, Australia (“BHP Billiton Limited”), BHP Billiton Petroleum (North America) Inc., a Delaware corporation, North America Holdings II Inc., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned indirect subsidiary of BHP Billiton Limited (the “Merger”). As a result of the Merger, the Company has terminated the offering of its Shares pursuant to this Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any Shares which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on this 14th day of September 2011.

PETROHAWK ENERGY CORPORATION

By:	/s/ David D. Powell
David D. Powell
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title

/s/ J. Michael Yeager	September 14, 2011	Director and Chief Executive Officer (principal executive officer)
J. Michael Yeager

/s/ David D. Powell	September 14, 2011	Director and Vice President (principal financial officer and principal accounting officer)
David D. Powell

/s/ James W. Christmas	September 14, 2011	Director
James W. Christmas

/s/ David J. Nelson	September 14, 2011	Director
David J. Nelson

/s/ Jeffrey L. Sahlberg	September 14, 2011	Director
Jeffrey L. Sahlberg

/s/ Nigel H. Smith	September 14, 2011	Director
Nigel H. Smith